UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                 Amendment No. 2

                               Quidel Corporation
                               ------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    74838J101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                           -----------------
CUSIP No.  74838J101                    13G                    Page 2 of 9 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Partners, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,800,246
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,800,246
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,800,246
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                           -----------------
CUSIP No.  74838J101                    13G                    Page 3 of 9 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Oracle Associates, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,272,046
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            2,272,046
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,272,046
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.9%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                           -----------------
CUSIP No.  74838J101                    13G                    Page 4 of 9 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Larry N. Feinberg
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            10,000
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             2,709,011
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 10,000

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            2,709,011
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,719,011
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.4%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):          Name of Issuer:
---------           --------------

     The name of the issuer is Quidel Corporation (the "Company").

Item 1(b):          Address of Issuer's Principal Executive Offices:
---------           -----------------------------------------------

     The Company's principal executive office is located at 10165 McKellar Court, San Diego, California 92121.

Item 2(a):          Name of Person Filing:
----------          ----------------------

     This Amendment No. 2 to Schedule 13G ("Amendment No. 2") amends and restates the Amendment No. 1 to Schedule 13G which was filed on February 14, 2002 with respect to the Common Stock (as defined in Item 2(d) below) of the Company and is filed by:

     (i) Oracle Partners, L.P., a Delaware limited partnership ("Oracle Partners"), with respect to shares of Common Stock directly owned by it;

     (ii) Oracle Associates, LLC, a Delaware limited liability company ("Oracle Associates"), which serves as the general partner of Oracle Partners and Oracle Institutional Partners, L.P., a Delaware limited partnership ("Oracle Institutional" and, together with Oracle Partners, the "Partnerships"), with respect to shares of Common Stock directly owned by Oracle Partners and Oracle Institutional; and

     (iii) Mr. Larry N. Feinberg ("Mr. Feinberg"), who serves as the senior managing member of Oracle Associates, is the sole shareholder and president of Oracle Investment Management, Inc., a Delaware corporation (the "Investment Manager"), and is the trustee of The Feinberg Family Foundation (the "Foundation"), with respect to shares of Common Stock (a) indirectly owned by Oracle Associates by virtue of its control over the Partnerships, (b) directly owned by the Foundation and (c) indirectly owned by the Investment Manager by virtue of the Investment Manager's position as investment manager of, and control over shares directly owned by, SAM Oracle Investments Inc., a British Virgin Islands corporation, Oracle Offshore Limited, a Cayman Islands corporation, and Oracle Management, Inc. Employees Retirement Plan.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b):          Address of Principal Business Office or, if None,
---------           -------------------------------------------------
                    Residence:
                    ---------

     The address of the principal business office of each of the Reporting Persons is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

Item 2(c):          Citizenship:
---------           -----------

     Oracle Partners and Oracle Associates are organized under the laws of the State of Delaware. Mr. Feinberg is a citizen of the United States of America.

Item 2(d):          Title of Class of Securities:
----------          ----------------------------

     Common Stock, $0.001 par value ("Common Stock").

Item 2(e):          CUSIP Number:
---------           ------------

     74838J101

Item 3:             If this statement is filed pursuant to Rules 13d-1(b) or
-------             --------------------------------------------------------
                    13d-2(b) or (c), check whether the person filing is a:
                    ------------------------------------------------------

     (a)  [ ]  Broker or dealer registered under Section 15 of the Act,
     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,
     (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,
     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
     (e)  [ ]  Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),
     (f)  [ ]  Employee Benefit Plan or Endowment Fund in accordance with 13d-1
               (b)(1)(ii)(F),
     (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
     (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
     (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4:             Ownership:
------              ---------

     A.   Oracle Partners, L.P.
          ---------------------
          (a) Amount beneficially owned: 1,800,246
          (b) Percent of class: 6.2% The percentages used herein and in the rest of this Amendment No. 2 are calculated based upon the 28,888,804 shares of Common Stock stated to be issued and outstanding as of October 31, 2002, as reflected in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 1,800,246
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 1,800,246

     B.   Oracle Associates, LLC
          ----------------------
          (a) Amount beneficially owned: 2,272,046
          (b) Percent of class: 7.9%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 2,272,046
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 2,272,046

     C.   Larry N. Feinberg
          -----------------
          (a) Amount beneficially owned: 2,719,011
          (b) Percent of class: 9.4%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: 10,000
              (ii)  Shared power to vote or direct the vote: 2,709,011
              (iii) Sole power to dispose or direct the disposition: 10,000
              (iv)  Shared power to dispose or direct the disposition: 2,709,011

Item 5:             Ownership of Five Percent or Less of a Class:
------              --------------------------------------------

     Not applicable.

Item 6:             Ownership of More than Five Percent on Behalf of Another
-------             --------------------------------------------------------
                    Person:
                    ------

     Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, in excess of 5% of the total outstanding Common Stock.

Item 7:             Identification and Classification of the Subsidiary Which
-------             ---------------------------------------------------------
                    Acquired the Security Being Reported on by the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

     Not applicable.

Item 8:             Identification and Classification of Members of the Group:
------              ---------------------------------------------------------

     Not applicable.

Item 9:             Notice of Dissolution of Group:
------              ------------------------------

     Not applicable.

Item 10:            Certification:
-------             -------------

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  EXHIBIT INDEX

     1. Joint Acquisition Statement pursuant to Rule 13d-1(k) (incorporated by reference to Exhibit 1 to the Schedule 13G filed by the Reporting Persons with respect to the Common Stock of the Company on April 23, 2001).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 12, 2003

                                        /s/ Larry N. Feinberg
                                        ------------------------------
                                        Larry N. Feinberg, individually and as
                                        senior managing member of Oracle
                                        Associates, LLC, on behalf of itself and
                                        as the general partner of Oracle
                                        Partners, L.P.